As filed with the Securities and Exchange Commission on May 7, 2008
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THOMAS & BETTS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Tennessee		22-1326940
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
8155 T&B Boulevard Memphis, Tennessee 38125
(Address of Principal Executive Offices)

Thomas & Betts Corporation 2008 Stock Incentive Plan (Full Title of the Plan)

W. David Smith, Jr. Chief Compliance Officer, Assistant General Counsel and Assistant Secretary Thomas & Betts Corporation 8155 T&B Boulevard Memphis, Tennessee 38125 (901) 252-8000
(Telephone Number, Including Area Code, of Agents for Service)

With a copy to:
Kyoko Takahashi Lin, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $.10 par value	4,500,000	$36.49	$164,205,000	$6,453.26

(1)
This Registration Statement on Form S-8 (the “Registration Statement”) covers shares of common stock, par value $.10 per share (the “Common Stock”) of Thomas & Betts Corporation (the “Company” or the “Registrant”) (i) issuable pursuant to the Thomas & Betts Corporation 2008 Stock Incentive Plan (the “Plan”) or (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on May 1, 2008.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed on February 22, 2008.

(b)  All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007, the end of the fiscal year covered by the Registrant’s latest annual report referred to in (a) above; and

(c)  The description of the Company’s Common Stock, par value $.10 per share (the “Common Stock”), which is contained in the Company’s registration statement on Form 8-A dated December 12, 1997, and filed December 15, 1997, including any amendment or report filed for the purpose of updating such description and the Company’s Form 8-B dated May 2, 1996, and filed on May 2, 1996.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

W. David Smith, Jr., who is issuing the opinion on the legality of the Registrant’s Common Stock offered hereby, is the Chief Compliance Officer, Assistant General Counsel and Assistant Secretary of the Registrant and holds Common Stock of the Registrant and stock options to purchase Common Stock of the Registrant.  Mr. Smith is eligible to participate in the Thomas & Betts Corporation 2008 Stock Incentive Plan.

Item 6.  Indemnification of Directors and Officers.

Article VIII of the Company’s Amended and Restated Charter provides:

LIMITATION OF DIRECTOR LIABILITY. No person who is or was a director of the corporation, or such person’s heirs, executors or administrators, shall be personally liable to the corporation or its shareholders for

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monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under the Tennessee Business Corporation Act. Any repeal or modification of the provisions of this Article VIII, directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection in favor of a particular individual at the time of such repeal or modification.

Sections 48-18-501 through 509 of the Tennessee Business Corporation Act (“Sections 48-18-501 through 509”) authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article 5 of the Company’s by-laws provides:

Indemnification of Officers and Directors. Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Tennessee Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Tennessee Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders)

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that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Non-Exclusivity of Rights; Continuation of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Charter, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Tennessee Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder.

Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement.

Exhibit Number
4.1	Amended and Restated Charter of Thomas & Betts Corporation.
4.2	Amended and Restated Bylaws of Thomas & Betts Corporation.
5	Opinion of W. David Smith, Jr.
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of W. David Smith, Jr. (included in Exhibit 5).
24	Power of Attorney (included in the signature pages hereof).
99.1	Thomas & Betts Corporation 2008 Stock Incentive Plan.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

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(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Thomas & Betts Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 7th day of May, 2008.

THOMAS & BETTS CORPORATION

By:	/s/ Kenneth W. Fluke
Name: Kenneth W. Fluke Title: Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Dominic J. Pileggi, Kenneth W. Fluke, and J.N. Raines as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Thomas & Betts Corporation to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 7th day of May, 2008 by the following persons in the following capacities.

Signature	Title	Date

/s/ Dominic J. Pileggi	Chairman, Chief Executive Officer and Director (principal executive officer)
Dominic J. Pileggi		May 7, 2008

/s/ Kenneth W. Fluke	Senior Vice President and Chief Financial Officer (principal financial officer)	May 7, 2008
Kenneth W. Fluke

/s/ Stanley P. Locke	Vice President and Controller (principal accounting officer)	May 7, 2008
Stanley P. Locke

/s/ Jeananne K. Hauswald	Director	May 5, 2008
Jeananne K. Hauswald

/s/ Dean Jernigan	Director	May 7, 2008
Dean Jernigan

/s/ Ronald B. Kalich, Sr.	Director	May 7, 2008
Ronald B. Kalich, Sr.

/s/ Kenneth R. Masterson	Director	May 7, 2008
Kenneth R. Masterson

/s/ Jean-Paul Richard	Director	May 7, 2008
Jean-Paul Richard

/s/ Kevin L. Roberg	Director	May 7, 2008
Kevin L. Roberg

/s/ David D. Stevens	Director	May 7, 2008
David D. Stevens

/s/ William H. Waltrip	Director	May 7, 2008
William H. Waltrip

EXHIBIT INDEX

Exhibit Number
4.1	Amended and Restated Charter of Thomas & Betts Corporation.

4.2	Amended and Restated Bylaws of Thomas & Betts Corporation.

5	Opinion of W. David Smith, Jr.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of W. David Smith, Jr. (included in Exhibit 5).

24	Power of Attorney (included in the signature pages hereof).

99.1	Thomas & Betts Corporation 2008 Stock Incentive Plan.